Exhibit 5.1
[Letterhead of American International Group, Inc.]
October 8, 2010
American International Group, Inc.
     70 Pine Street,
          New York, NY 10270.
Ladies and Gentlemen:
               In connection with the registration under the Securities Act of 1933 (the “Act”) of 7,348,942 shares (the “Common Stock”) of Common Stock, par value $2.50 per share, of American International Group, Inc., a Delaware corporation (the “Company”), I, as Senior Vice President and Deputy General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.
               Upon the basis of such examination, I advise you that, in my opinion, when the Registration Statement relating to the Common Stock (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Common Stock have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and to include a number of shares to be issued not in excess of the number of shares then authorized and not outstanding or reserved for issuance, and the Common Stock has been duly issued and delivered in exchange for the Company’s Equity Units consisting of Corporate Units, each of which consists of a stock purchase contract issued by the Company and a 1/40, or 2.5%, undivided beneficial ownership interest in the Company’s (i) Series B-1 Junior Subordinated Debentures initially due February 15, 2041, (ii) Series B-2 Junior Subordinated Debentures initially due May 1, 2041 and (iii) Series B-3 Junior Subordinated Debentures initially due August 1, 2041, each with a principal amount of $1,000, on the terms set forth in the Prospectus, the Common Stock will be validly issued, fully paid and nonassessable.
               The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
               I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Common Stock” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ Kathleen E. Shannon